CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE ADJUSTABLE PREFERRED STOCK

OF

WHERIFY WIRELESS, INC.

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

WHERIFY WIRELESS, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board on July 27, 2007 adopted the following resolution creating a series of 15,000 shares of Preferred Stock designated as “Series B Convertible Adjustable Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series B Convertible Adjustable Preferred Stock

1.  Designation and Amount. There shall be a series of preferred stock that shall be designated as “Series B Convertible Adjustable Preferred Stock,” which shall initially have a stated value of $1,000 per share (the “Stated Value”) subject to adjustment as provided in Section 6 below, and the number of shares constituting such series shall be 15,000. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, no decrease thereof shall reduce the number of shares of Series B Convertible Adjustable Preferred Stock to less than the number of shares thereof then issued and outstanding plus the number of shares thereof issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. The Series B Convertible Adjustable Preferred Stock shall initially have no maturity date, subject to adjustment as provided in Section 6 below. The Series B Convertible Adjustable Preferred Stock shall rank senior to the Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”) as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution, winding up or certain circumstances in connection with a Change of Control (as defined below) and shall rank pari passu with the Corporation’s Series A Convertible Preferred Stock.

2.  Dividends and Distribution.

(a)  The holders of shares of Series B Convertible Adjustable Preferred Stock will be entitled to receive cumulative dividends out of funds legally available therefor, payable in preference and priority to any payment of any dividend on Common Stock. Such dividends shall be payable in arrears on a quarterly basis on the last business day of March, June, September and December in each year, with the first payment being due on December 31, 2007 (each such date being referred to herein as a “Quarterly Dividend Payment Date”). Accrued but unpaid dividends shall not bear interest. Any dividends paid on the shares of Series B Convertible Adjustable Preferred Stock, whether in cash or through the issuance of additional shares of Series B Convertible Adjustable Preferred Stock as stock dividends as provided in Section 2(b) below, shall be allocated pro rata on a share-by-share basis among all such then-outstanding shares of Series B Convertible Adjustable Preferred Stock.

(b)  Dividends on each share of Series B Convertible Adjustable Preferred Stock shall begin to accrue and be cumulative at an annual rate of ten percent (10%) of the Stated Value (the “Series B Preferred Stock Dividend”), beginning on the date each such share of Series B Convertible Adjustable Preferred Stock is issued (including upon issuance as a stock dividend).

(c)  Dividends payable on Series B Convertible Adjustable Preferred Stock shall be payable either (i) in cash or (ii) through the Corporation’s issuance of added shares of Series B Convertible Adjustable Preferred Stock as a stock dividend in an amount equal to (x) the dollar amount of the dividend otherwise payable in cash divided by (y) the Stated Value or (iii) any combination of the foregoing as the Board may determine in its sole discretion. Any cash dividends paid in respect of the Series B Convertible Adjustable Preferred Shares shall be made ratably between the Corporation’s Series A Convertible Preferred Stock and the Series B Convertible Adjustable Preferred Stock. No fractional shares of Series B Convertible Adjustable Preferred Stock shall be issued as stock dividends pursuant to Section 2(c)(ii). In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Stated Value.

(d)  The record date with respect to the dividends payable on the last business day of March, June, September and December of each year, shall be March 15, June 15, September 15 and December 15 of each year, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Quarterly Dividend Payment Date, as shall be fixed by the Board.

(e)  The per share amounts in this Section 2 will be adjusted for any recapitalization, stock combinations, stock dividends, stock splits or similar events occurring after the date of issuance of any shares of Series B Convertible Adjustable Preferred Shares (each a “Recapitalization”).

(f)  Upon conversion of any shares of Series B Convertible Adjustable Preferred Stock to shares of Common Stock, any cumulative dividends with respect thereto that are accrued, payable and/or in arrears as of the date such Share of Series B Convertible Adjustable Preferred Stock is surrendered for conversion (the “Conversion Date”) shall, if not paid in cash within 5 business days after such Conversion Date, shall be paid through the issuance of stock dividends in accordance with Section 2(c)(ii) hereof and the subject stock dividend shall also immediately convert into shares of Common Stock. Dividends shall only cease to occur when certificates for shares of Common Stock representing the dividend payments are received by the person to whom the dividends are being paid to.

3.  Voting Rights.

(a)  Except as otherwise required by law or expressly provided herein, each share of Series B Convertible Adjustable Preferred Stock shall be entitled to vote on all matters submitted or required to be submitted to a vote of the stockholders of the Corporation and shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series B Convertible Adjustable Preferred Stock are convertible pursuant to the provisions hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. In each such case, except as otherwise required by law or expressly provided herein, the holders of shares of Series B Convertible Adjustable Preferred Stock, the Series A Convertible Preferred Stock and Common Stock shall vote together and not as separate classes. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series B Convertible Adjustable Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number.

(b)  Except as required by law and by Section 3(c) hereof, holders of Series B Convertible Adjustable Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(c)  So long as twenty-five (25%) percent of the shares of Series B Convertible Adjustable Preferred Stock sold by the Corporation pursuant to the Corporation’s Confidential Information Memorandum dated May 11, 2007 (the “Preferred Memorandum”) remain outstanding (as appropriately adjusted for any recapitalization, stock combinations, stock dividends, stock splits or similar events occurring after the original issuance date of any shares of Series B Convertible Adjustable Preferred Stock, the “Original Issuance Date”), the Corporation will not, directly or indirectly, including without limitation through merger, consolidation or otherwise, without the affirmative vote or written consent of the holders of more than fifty percent (50%) of the then-outstanding shares of Series B Convertible Adjustable Preferred Stock, voting as a separate class, given in writing or by resolution adopted at a duly-called meeting of the holders of Series B Convertible Adjustable Preferred Stock:

(i)  Declare or pay any dividends on any shares of Common Stock without first paying in full, in addition to any Series A Preferred Stock Dividend (as such term is defined in the Certificate of Designation of the Corporation’s Series A Convertible Preferred Stock (the “Series A Certificate”)) or any Series B Preferred Stock Dividend accrued and unpaid through and including such date, the amount that the holders of the Corporation’s Series A Convertible Preferred Stock and Series B Convertible Adjustable Preferred Stock would have received had the shares of Series A Convertible Preferred Stock and Series B Convertible Adjustable Preferred Stock been converted for shares of Common Stock at the then-applicable Series A Conversion Price (as such term is defined in the Series A Certificate) or the then-applicable Series B Optional Conversion Price (defined below), as the case may be; or

(ii)  Directly and/or indirectly, designate, issue, create or otherwise permit to exist, any additional shares of preferred stock or other securities of the Corporation that, as to the payment of dividends, distribution of assets, redemptions, voting, interest payments, liquidation payments and/or any other type of payment or right, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation, or upon the merger, Change of Control, consolidation or sale of the assets thereof, is directly and/or indirectly senior to or pari passu with the Series B Convertible Adjustable Preferred Stock.

(iii)  Directly and/or indirectly create, incur or assume any liability or indebtedness for borrowed money (collectively, “New Indebtedness”), unless, after the creation, incurrence or assumption of such New Indebtedness, the Corporation shall have an EBITDA Debt Service Coverage Ratio, calculated on a pro forma trailing twelve-month basis that is greater than or equal to two (2). For the purpose of this Section 3(c)(iii), “EBITDA” means, in any fiscal period, the Corporation’s net income or net loss (other than extraordinary or non-recurring items of the Corporation for such period), plus (x) the amount of all interest expense, income tax expense, depreciation expense and amortization expense of the Corporation for such period, and plus or minus (as the case may be) (y) any other non-cash charges that have been added or subtracted, as the case may be, in calculating the Corporation’s net income for such period. If the Corporation’s accounting is prepared on a consolidated basis, EBITDA shall be calculated on a consolidated basis. For the purpose of this Section 3(c)(iii), “Debt Service” means, as of the last day of each fiscal quarter of the Corporation, on a consolidated basis, principal due within twelve (12) months after such day, and interest on any indebtedness for the current fiscal quarter calculated on an annualized basis. For purposes of this Section 3(c)(iii) “EBITDA Debt Service Coverage Ratio” means EBITDA divided by Debt Service

4.  Conversion

(a)  Optional Conversion. Subject to any adjustment as provided in Section 6, and provided that the Corporation has sufficient authorized shares of Common Stock for issuance upon conversion, each share of Series B Convertible Adjustable Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Convertible Adjustable Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value by the Series B Optional Conversion Price (determined as hereinafter provided) in effect at the time of any conversion. Subject to any adjustment as provided in Section 6 hereof, the conversion price which shares of Common Stock shall be deliverable upon conversion of shares of Series B Convertible Adjustable Preferred Stock shall initially be equal to the greater of (i) $0.16 per share of Common Stock or (ii) 80% of the Trailing 10-Day VWAP (as such term is hereinafter defined), but in any event, not more than $0.20 per share of Common Stock with respect to each share of Series B Convertible Adjustable Preferred Stock (the “Series B Optional Conversion Price”). For purposes hereof, the “Trailing 10-day VWAP” means the average of the Daily VWAP (as hereinafter defined) for the Common Stock for each of the ten (10) consecutive trading days immediately preceding the Conversion Date. “Daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such trading day as the independent members of the Board and the holders owning 50.1% of the then issued and outstanding Series B Convertible Adjustable Preferred Stock shall mutually determine in good faith using a volume-weighted method).

(b)  Mandatory Conversion. Subject to any adjustment as provided for in Section 6, and provided that the Corporation has sufficient authorized Common Stock for issuance upon conversion, each share of Series B Convertible Adjustable Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series B Optional Conversion Price at any time that the Corporation’s Series A Convertible Preferred Stock is required by its terms to be converted into Common Stock, which generally shall be upon the earlier of:

(i)  the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offer and sale of shares of Common Stock for the account of the Corporation resulting in gross proceeds to the Corporation of not less than $20,000,000 (a “Qualified Offering”); provided that the shares of Common Stock issuable upon the conversion of the Series B Convertible Adjustable Preferred Stock (the “Conversion Shares”) are (A) trading or quoted (as the case may be), on the Bulletin Board, NASDAQ, AMEX or the NYSE (any of which shall hereinafter be referred to as an “Eligible Trading Medium”), and (B) registered under the Securities Act for resale without any direct and/or indirect selling limitations and/or restrictions longer than 180 days following the closing date of the Qualifying Offering;

(ii)  the date (A) the Common Stock has for 20 consecutive trading days (x) closed at a price equal to not less than 250% the then-applicable Series B Optional Conversion Price and (y) averaged not less than 500,000 shares traded per day on the particular Eligible Trading Medium, (B) there is an effective resale registration statement covering the resale of the Conversion Shares and the Conversion Shares have no direct and/or indirect selling limitations and/or restrictions, and (C) the Conversion Shares are traded and/or quoted on an Eligible Trading Medium; or

(iii)  a Change of Control, in which case, immediately prior to such automatic conversion, holders of the Series B Convertible Adjustable Preferred Stock shall first receive the Series B Liquidation Preference Amount (defined below). As used herein, “Change of Control” shall mean (A) the sale of all or substantially all of the assets of the Corporation to an Independent Third Party (defined below), or (B) the sale by the Corporation of 50% or more of the Corporation’s then issued and outstanding voting stock (on a fully diluted and fully converted/exercised basis) in one transaction or series of directly related transactions, unrelated to the sale by the Corporation of its securities for capital raising purposes or (C) a merger or consolidation of the Corporation into or with another corporation for cash and/or other consideration (other than any merger or consolidation in which stockholders of the Corporation immediately prior to such merger or consolidation beneficially own more than 50% of the voting shares of the surviving corporation immediately following such merger or consolidation). As used herein, “Independent Third Party” means any person (and/or “group” as defined in Section 13 of the Securities Exchange Act of 1934, as amended, who, immediately prior to a contemplated transaction, (a) does not beneficially own in excess of the 10% of the Corporation’s issued and outstanding Common Equivalents (defined below) (a “10% Owner”), (b) is not a controlling, controlled by or under common control with any 10% Owner, (c) is not the spouse or descendant (by birth or adoption) of any 10% Owner, or (d) is not a trust for the benefit of (i) any 10% Owner, (ii) an entity controlling, controlled by or under common control with any 10% Owner, and/or (iii) the spouse or descendant (by birth or adoption) of any 10% Owner. “Common Equivalents” means (i) any Common Stock and (ii) any Preferred Stock, option, warrant or other security of the Corporation that is convertible into or exercisable for Common Stock (or into securities that are convertible into Common Stock), with the quantity of Common Equivalents that such a security constitutes being the number of shares of Common Stock issuable upon the exercise or conversion of such security.

(c)  Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series B Convertible Adjustable Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the greater of (i) the then-effective Series B Optional Conversion Price or (ii) the then-applicable fair market value of a share of Common Stock, as calculated pursuant to Section 7(d). Before any holder of Series B Convertible Adjustable Preferred Stock shall be entitled, pursuant to Section 4(a), to convert such Series B Convertible Adjustable Preferred Stock into full shares of Common Stock and to receive certificates therefore (assuming the holder received certificates for its Series B Convertible Adjustable Preferred Stock), the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Convertible Adjustable Preferred Stock (or a Lost Stock Certificate Affidavit (defined below)), and shall give written notice to the Corporation at such office that the holder elects to convert the same. In the event of an automatic conversion pursuant to Section 4(b), a holder’s outstanding shares of Series B Convertible Adjustable Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series B Convertible Adjustable Preferred Stock are either delivered to the Corporation or its transfer agent as provided above (assuming the holder received from the Corporation certificates for its Series B Convertible Adjustable Preferred Stock), or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes and delivers to the Corporation an affidavit acknowledging the same (a “Lost Stock Certificate Affidavit”). The Corporation shall be responsible for the cost of any transfer agent bond required in connection with a lost stock certificate. The Corporation shall, as soon as practicable after the delivery of such Certificates or such Lost Stock Certificate Affidavit, issue and deliver to the holder, at the holder’s address set forth in the Corporation’s books and records, the required certificate or certificates for the number of shares of Common Stock to which such holder is to receive as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock; provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, in no event shall the Corporation deliver certificates for Conversion Shares (which shall be without any restrictive legend upon the resale of such Conversion Shares covered by an effective registration statement or pursuant to a Rule 144 or Rule 144K opinion) later than three (3) business days following receipt by the Corporation of the Certificates for the Series B Convertible Adjustable Preferred Stock or a Lost Stock Certificate Affidavit . Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Convertible Adjustable Preferred Stock to be converted (or delivery of a Lost Stock Certificate Affidavit), or, in the case of automatic conversion, on the date of the occurrence of a transaction or event requiring automatic conversion as set forth in Section 4(b)(i), (ii) or (iii) of this Certificate. The person or persons to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d)  Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the effective date of this Certificate of Designation (the “Effective Date”) effects a division of the outstanding shares of Common Stock, the Series B Optional Conversion Price then in effect immediately prior to that division shall be proportionately decreased and, conversely, if the Corporation at any time, or from time to time, after the Effective Date combines the outstanding shares of Common Stock, the Series B Optional Conversion Price then in effect immediately prior to that combination shall be proportionately increased. Any adjustment under this Section 4(d) shall be effective on the close of business on the date such division or combination becomes effective.

(e)  Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Effective Date pays or fixes a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution in the form of shares of Common Stock, then in each such event the Series B Optional Conversion Price then in effect shall be decreased, as of the time of such payment or, in the event a record date is fixed, as of the close of business on such record date, by multiplying the Series B Optional Conversion Price then in effect by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date and (ii) the denominator of which shall be (A) the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date plus (B) the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if a record date is fixed and such dividend is not fully paid or such other distribution is not fully made on the date fixed therefor, the Series B Optional Conversion Price then in effect shall not be decreased as of the close of business on such record date as hereinabove provided as to the portion not fully paid or distributed, and thereafter the Series B Optional Conversion Price then in effect shall be decreased pursuant to this Section 4 as of the date or dates of actual payment of such dividend or distribution.

(f)  Adjustments for Other Dividends and Distributions. If the Corporation, at any time or from time to time after the Effective Date, pays or fixes a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution in the form of securities of the Corporation (other than shares of Common Stock or rights or options for the purchase of, or securities convertible into, Common Stock), then in each such event provision shall be made so that all holders of outstanding shares of Series B Convertible Adjustable Preferred Stock shall receive the amount of securities of the Corporation that they would have received had their respective shares of Series B Convertible Adjustable Preferred Stock been converted at the then-effective Conversion Price into shares of Common Stock on the date of such event.

(g)  Adjustment for Reclassification, Exchange and Substitution. If, at any time or from time to time after the Effective Date, the number of shares of Common Stock issuable upon conversion of the shares of Series B Convertible Adjustable Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock or other securities, whether by recapitalization, reclassification or otherwise (other than a Change of Control, Reorganization (as defined below), division or combination of shares or stock dividend provided for elsewhere in this Section 4), then in any such event each holder of outstanding shares of Series B Convertible Adjustable Preferred Stock shall have the right thereafter to convert such shares of Series B Convertible Adjustable Preferred Stock into the same kind and amount of stock and other securities receivable upon such recapitalization, reclassification or other change, as the maximum number of shares of Common Stock into which such shares of Series B Convertible Adjustable Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

(h)  Reorganizations. If, at any time or from time to time after the Effective Date, there is a capital reorganization of the Common Stock with a party not otherwise an Independent Third Party (other than a Change of Control provided for elsewhere in this Section 4) (a “Reorganization”), then, as a part of such Reorganization, provision shall be made so that the holders of outstanding shares of Series B Convertible Adjustable Preferred Stock shall thereafter receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such Reorganization, to which a holder of the number of shares of Common Stock into which their shares of Series B Convertible Adjustable Preferred Stock were convertible would have been entitled on such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the outstanding shares of Series B Convertible Adjustable Preferred Stock after the Reorganization to the fullest extent that the provisions of this Section 4 (including adjustment of the Series B Optional Conversion Price then in effect and the number of shares into which the shares of Series B Convertible Adjustable Preferred Stock then outstanding may be converted) shall be applicable after that event and be as nearly equivalent to such Series B Optional Conversion Price and number of shares as may be practicable.

(i)  Sale of Shares Below Series B Optional Conversion Price. If, at any time or from time to time after the Effective Date, the Corporation issues or sells, or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined) for an Effective Price (as hereinafter defined) less than the then current Series B Optional Conversion Price, other than (A) as a dividend or other distribution on any class of stock as provided in Section 4(e) or 4(f) above or (B) upon a division or combination of shares of Common Stock as provided in Section 4(d) above, then, in any such event, the Series B Optional Conversion Price shall be reduced, as of the close of business on the date of such issuance or sale, to an amount determined by multiplying the Series B Optional Conversion Price by a fraction (A) the numerator of which shall be (x) the number of shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such issuance or sale, plus (y) the number of shares of Common Stock that the aggregate consideration received (or by the express provisions hereof deemed to have been received) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold would purchase at the Series B Optional Conversion Price then in effect and (B) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of such issuance or sale of the Additional Shares of Common Stock (after giving effect to such issuance or sale). For the purpose of the calculation described in this Section 4(i), the number of shares of Common Stock outstanding shall include, in addition to the number of shares of Common Stock actually outstanding, (A) the number of shares of Common Stock into which the then outstanding shares of Series B Convertible Adjustable Preferred Stock could be converted if fully converted on the day immediately preceding the issuance or sale or deemed issuance or sale of Additional Shares of Common Stock; and (B) the number of shares of Common Stock that would be obtained through the exercise or conversion of all rights, options and Convertible Securities (as hereinafter defined) outstanding on the day immediately preceding the issuance or sale or deemed issuance or sale of Additional Shares of Common Stock.

(i)  For the purpose of making any adjustment required under this Section 4(i), the consideration received by the Corporation for any issuance or sale of securities shall (A) to the extent it consists of property other than cash, be the fair value of that property as mutually agreed upon in good faith by the then independent members of the Board of Directors and holders owning no less than 50.1% of the then issued and outstanding shares of Series B Convertible Adjustable Preferred Stock (the “Required B Amount”); and (B) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, be the portion of the consideration so received mutually agreed upon in good faith by the Board of Directors and the holders of the Required B Amount to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(ii)  For the purpose of the adjustment required under this Section 4(i), if the Corporation issues or sells any rights, warrants or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as “Convertible Securities”) and if the Effective Price (as defined in Clause (iv) of this Section 4(i) below) of such Additional Shares of Common Stock is less than the then current Series B Optional Conversion Price, the Corporation shall be deemed to have issued, at the time of the issuance of such rights, options or Convertible Securities, the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration therefor an amount equal to (A) the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities plus (B) in the case of such rights or options, the minimum amount of consideration, if any, payable to the Corporation upon the exercise of such rights or options or, in the case of Convertible Securities, the minimum amount of consideration, if any, payable to the Corporation upon the conversion thereof. Thereafter, no further adjustment of the Series B Optional Conversion Price shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities, unless the price is subsequently again amended. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire or otherwise terminate without having been exercised, the Series B Optional Conversion Price shall thereafter be the Series B Optional Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and were issued or sold for the consideration actually received by the Corporation upon such exercise plus (A) the consideration, if any, actually received for the granting of all such rights or options, whether or not exercised, (B) the consideration, if any, actually received by issuing or selling the Convertible Securities actually converted, and (C) the consideration, if any, actually received on the conversion of such Convertible Securities. However, if any such rights or options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Optional Conversion Price for the Series B Convertible Adjustable Preferred Stock, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such rights, options or the rights of conversion or exchange under such Convertible Securities.

(iii)  For the purpose of any adjustment required under this Section 4(i), if (A) the Corporation issues or sells any rights or options for the purchase of Convertible Securities and (B) if the Effective Price of the Additional Shares of Common Stock underlying such Convertible Securities is less than the Series B Optional Conversion Price then in effect, then in each such event the Corporation shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total number of Convertible Securities covered by such rights or options (as set forth in the legal instruments setting forth the terms of such Convertible Securities) and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received for the issuance of such rights or options plus (I) the minimum amount of consideration, if any, payable upon the exercise of such rights or options and (II) the minimum amount of consideration, if any, payable upon the conversion of such Convertible Securities, unless the price is subsequently amended. No further adjustment of the Series B Optional Conversion Price shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities. The provisions of Section 4(i)(ii) for the adjustment of the Series B Optional Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible Securities shall apply mutatis mutandis upon the expiration of the rights, options and Convertible Securities referred to in this Section 4(i)(iii).

(iv)  "Additional Shares of Common Stock" shall mean all shares of Common Stock issued or deemed to be issued under this Section 4(i) after the Effective Date, other than (A) shares of Common Stock issued upon conversion of the shares of Series B Convertible Adjustable Preferred Stock; (B) shares of Common Stock (or options, warrants or rights therefor) granted or issued subsequent to the Effective Date to employees, officers, directors or consultants of the Corporation or any subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards that are approved by the Board of Directors; (C) any additional Series B Convertible Adjustable Preferred Stock by way of a dividend to the holders of the Series B Convertible Adjustable Preferred Stock; (D) securities issued pursuant to any anti-dilution rights of the holders of Series B Convertible Adjustable Preferred Stock; (E) securities issued in connection with or pursuant to the acquisition of all or any portion of another company by the Corporation whether by merger or any other reorganization or by the purchase of all or any portion of the assets of another company, pursuant to a plan, agreement or other arrangement approved by the independent Directors of the Board, which transaction is effectuated with persons not affiliated with the Corporation; (F) securities issued or issuable upon the exercise of any warrants, options or other rights that are outstanding as of the Effective Date (unless the exercise, conversion or exchange price of any such securities is reduced, in which case the anti-dilution provisions of this Section 4(i) shall apply); (G) shares of Common Stock issued by way of dividend or other distribution on shares of Common Stock in transactions pursuant to Sections 4(d), 4(e) and 4(f) excluded from the definition of Additional Shares of Common Stock by the clauses (A) through (F) hereof; and (H) any other issuance or offering of Additional Shares of Common Stock that holders of at least a majority of the then issued and outstanding Series B Convertible Adjustable Preferred Stock agree (as evidenced by a written consent of such holders) should not be deemed to be Additional Shares of Common Stock for purposes of adjusting the Series B Optional Conversion Price under this Section 4. The “Effective Price” of Additional Shares of Common Stock shall mean the quotient obtained by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, under this Section 4 into the aggregate consideration received, or deemed to have been received for such Additional Shares of Common Stock.

(j)  No Impairment. The Corporation will not, by amendment of this Certificate, its Certificate of Incorporation or any other document or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, directly and/or indirectly avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary, as requested by the Required B Amount, or appropriate in order to protect the conversion rights of the holders of the Series B Convertible Adjustable Preferred Stock against impairment.

(k)  Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Optional Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly (but in no event later than three (3) business days after each and every such event) compute such adjustment or readjustment in accordance with the terms hereof and furnish in writing to each holder of Series B Convertible Adjustable Preferred Stock affected by such adjustment, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

5.  Redemption. Shares of Series B Convertible Adjustable Preferred Stock shall not directly and/or indirectly be subject to redemption and/or any similar right by the Corporation.

6.  Mandatory Adjustment.

(a)  In the event that, on or before December 31, 2007, the Corporation has not for any reason (1) increased its authorized shares of Common Stock by no less than 100 million additional shares of Common Stock by filing the Share Increase Amendment (as hereinafter defined) and (2) reserved sufficient shares of Common Stock to permit the full issuance of (W) all shares of Common Stock issuable upon exercise or conversion of all securities issued by the Company in connection with the Series B Convertible Adjustable Preferred Stock, (X) the five (5) year warrants issued to investors in the Corporation to purchase that number of shares of Common Stock equal to 25% of the number of shares of Common Stock issuable upon conversion of the Series B Convertible Adjustable Preferred Stock at an exercise price equal to 130% of the Optional Conversion Price of the Series B Convertible Adjustable Preferred Stock pursuant to the Preferred Memorandum (the “Investor Warrants”), and (Y) the five (5) year warrant issued to Laidlaw & Company (UK) Limited to purchase that number of shares of Common Stock equal to 10% of the shares of Common Stock issuable upon conversion of the Series B Convertible Adjustable Preferred Stock pursuant to the Preferred Memorandum (the “Laidlaw Warrant”) and (Z) all shares of Common Stock issuable upon conversion of any shares of Series B Convertible Adjustable Preferred Stock issued as dividend payments, such actions, the “Proposed Share Increase”, the terms of the Series B Convertible Adjustable Preferred Stock shall automatically without any further direct and/or indirect action be adjusted (the “Adjustment”) as follows:

(i)  the then Stated Value of each share of Series B Convertible Adjustable Preferred Stock outstanding shall be increased by 150% (to $1,500 assuming the Stated Value remains at $1,000); and

(ii)  on December 31, 2008 (the “Maturity Date”), the then Stated Value of each share of Series B Convertible Adjustable Preferred Stock and all accrued but unpaid dividends thereon (through and including the date payment is actually received in immediately available funds by the holder of the Series B Convertible Adjustable Preferred Stock) shall be paid in immediately available funds by the Corporation to each respective holder of the Series B Convertible Adjustable Preferred Stock.

7.  Liquidation Preference. In the event of any Liquidation Event (defined below), either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

(a)  Series B Convertible Adjustable Preferred Stock Preference. The holders of each share of the Series B Convertible Adjustable Preferred Stock then outstanding shall be entitled to be paid, prior and in preference to any payment or distribution to the holders of Common Stock or any other stock ranking junior to the Series B Convertible Adjustable Preferred Stock and pari passu on a pro rata basis with the Corporation’s Series A Convertible Preferred Stock, out of the capital, surplus or earnings of the Corporation legally available therefor an amount equal to the sum of (i) 125% of the then Stated Value of a share of Series B Convertible Adjustable Preferred Stock ($1,250 per share, based upon the initial per share Stated Value of a share of Series B Convertible Adjustable Preferred Stock of $1,000) (as adjusted for any stock dividends, combinations or splits with respect to such shares) (“Appropriately Adjusted”), plus (ii) any and all accrued but unpaid dividends (through and including the date payment is actually received in immediately available funds by the holder of the Series B Convertible Adjustable Preferred Stock) (such liquidation preference, the “Series B Liquidation Preference Amount”). If the assets and funds of the Corporation legally available for distribution to the holders of the Series B Convertible Adjustable Preferred Stock shall be insufficient to permit full payment of the Series B Liquidation Preference Amount to all holders of Series B Convertible Adjustable Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution to such holders shall be distributed ratably among the holders of Series B Convertible Adjustable Preferred Stock on a pari passu and pro rata basis with holders of the Corporation’s Series A Convertible Preferred Stock.

(b)  Remaining Assets. After full payment has been made to the holders of the Series B Convertible Adjustable Preferred Stock of the Series B Liquidation Preference Amount, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock, including holders of Conversion Shares following an automatic conversion under Section 4(b), in proportion to the number of shares of Common Stock held by them. If any of the assets of the Corporation are to be distributed (other than in cash or securities under this Section 7), then the Board of the Corporation shall promptly engage and pay for independent competent appraisers to determine the value of the assets to be distributed to the holders of the Series B Convertible Adjustable Preferred Stock and/or Common Stock. The Corporation shall, upon receipt of such appraisers' valuation, give prompt written notice of the appraisers' valuation together with copies of any such valuation report prepared by the appraisers to each holder of Series B Convertible Adjustable Preferred Stock and Common Stock of the Corporation, but in no event later than at least twenty (20) days prior to the transaction in question.

(c)  Reorganization or Merger.For purposes of this Section 7, the following shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 7 with respect to the Series B Convertible Adjustable Preferred (each, a “Liquidation Event”): (i) a Change in Control transaction or (ii) the voluntary dissolution, liquidation, or winding up of the affairs of the Corporation.

(d)  Securities Valuation. Any securities to be delivered to the holders of the Series B Convertible Adjustable Preferred Stock and/or Common Stock pursuant to this Section 7 above shall be valued as follows:

(i)  For securities not subject to an investment letter or other similar restrictions on free marketability:

(A)  If traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

(B)  If actively traded (meaning no less than 100,000 shares are traded per trading day on the then applicable Eligible Trading Medium) over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

(C)  If there is no active public market, the value shall be the fair market value thereof, as mutually agreed upon in good faith by the holders of the Required B Amount and the independent directors of the Board, provided, that if the Board and the holders of the Required B Amount are unable to reach an agreement, then by appraisal by an independent investment banker hired and paid by the Corporation, who is reasonably acceptable to the holders of the Required B Amount.

(ii)  The method of valuation of securities subject to an investment letter or other restrictions on marketability shall include an appropriate discount from the market value determined in Section 7(d)(i)(A), (B) or (C), above, to reflect the approximate current fair market value thereof, as mutually agreed upon in good faith by the holders of the Required B Amount and the Board.

8.  Board of Directors. In the event the Adjustment is triggered and the Corporation shall fail to pay the required funds in immediately available funds owed to the holders of the Series B Convertible Adjustable Preferred Stock on the Maturity Date pursuant to the terms of this Certificate of Designation, and such default shall be continuing for a period of five (5) days, then holders of shares of the Series B Convertible Adjustable Preferred Stock shall have the right to designate and elect three (3) members to the Corporation’s Board of Directors until such time as (i) no shares of Series B Convertible Adjustable Preferred Stock are issued and outstanding, and (ii) all Conversion Shares have been sold.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 30th day of July, 2007.

WHERIFY WIRELESS, INC.

By:	/s/ Vincent Sheeran

Title: Chief Executive Officer